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EXHIBIT 10.12


              SPLIT-DOLLAR LIFE INSURANCE AGREEMENT
             THIRD PARTY OWED COLLATERALLY ASSIGNED
         RESTRICTIVE AGREEMENT FOR MAJORITY SHAREHOLDER


This Agreement made this 17th day of September, 1999 by and between Schwartz Irrevocable Descendants Trust, hereinafter referred to as the ("Trust"), and Bio-Rad Laboratories, Inc., hereinafter referred to as the ("Corporation").


                           WITNESSETH:

WHEREAS, David Schwartz, hereinafter referred to as the Employee, is and has been employed by the Corporation for over forty (40) years, and his wife, Alice N. Schwartz, was formerly an employee of the Corporation and has been a director for approximately 35 years and they both have performed unique and valuable services for the establishment, growth and development of the Corporation; and

WHEREAS, the Corporation has determined that in the event of the demise of Employee and his wife, their heirs might be required to sell a significant amount of their holdings in the Corporation in order to satisfy estate taxes, which the Corporation believes might result in a major disruption in the trading of the Corporation's stock.

WHEREAS, the Corporation is willing to assist said Employee and his wife in providing insurance protection for their family which would provide proceeds to the heirs for the payment of a portion of the aforementioned estate taxes; and

WHEREAS, the Employee and his wife (collectively, the "Insureds") have established the Trust as a trust for the purpose of receiving such insurance proceeds.

NOW, THEREFORE, in consideration of past services and future services to be rendered, the parties agree that:


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     1.   A $20,586,468 life insurance policy (the "Policy") on the
          life of the Insureds will be purchased from Pacific Life Insurance Company (the "Insurance Company"). The Trust will be the owner of the Policy, subject to a split-dollar assignment to the Corporation. Except to the extent that the Policy is needed to secure the Corporation's interest in the Policy as hereinafter provided, the Trust will retain all incidents of ownership (including the right to dividends, if any, the right to surrender or cancel the Policy and the right to borrow or withdraw against the Policy).

     2. All premiums due on the Policy shall be paid by the Corporation to the Trust for payment to the Insurance Company.

     3. The Corporation's interest in the cash surrender value of the Policy shall be an amount equal to the lesser of the entire cash surrender value or the Corporation's cumulative net premium payments.

     4. If the Insureds should die while this Agreement and the Policy are in effect, the Corporation will be entitled to receive an amount equal to its cumulative net premium payments. The remainder of the death benefit, if any, shall belong to the Trust.

     5. The Trust agrees not to sell, assign, surrender or otherwise terminate the Policy while this Agreement is in effect without the consent of the Corporation.

     6.   This Agreement may be terminated as follows:

          (a) For the period commencing on the date hereof and continuing until September 16, 2009, by mutual consent of the parties hereto.

          (b) For the period commencing on September 16, 2009 and continuing until the termination of the Agreement or the Policy:

               (i)        Either party may terminate this Agreement while no
                    premium under said Policy is overdue by written notice to the other part sent by hand or registered mail to such party's last known address. The effective date of such termination shall be the date of mailing; or

               (ii) By mutual consent of the parties hereto.

     7. In the event of the termination of this Agreement under Paragraph 6 hereof, the Trust shall pay to the Corporation an amount equal to the Corporation's interest in the cash surrender value of the Policy as stated in Paragraph 3, and upon such payment the Corporation will release the collateral assignment made to it. Should the Trust fail to pay the Corporation's total interest in the cash surrender value within 60 days of termination, the Corporation shall have the right to enforce any rights it may have under the collateral assignment.

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          The Insurance Company and all persons having any
          interest in the Policy may in any instance conclusively rely upon the Corporation's certification that all conditions precedent to its right to receive its interest have occurred and shall be released from any and all claims, demands and responsibility in acting upon this certification and making payment to the Corporation of its entire interest upon the Corporation's sole signatures. The Corporation shall pay over to the Trust any amount collected by it which is in excess of the amount due to it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day first above written.


                         BIO-RAD LABORATORIES, INC.



/s/ David Lehman              BY:  /s/ Thomas C. Chesterman
(Witness)                     Thomas C. Chesterman
                              Vice President and Chief Financial Officer

                         SCHWARTZ IRREVOCABLE
                             DESCENDANTS TRUST



/s/ Deborah L. Tannenbaum     BY:  /s/ Howard Foster
(Witness)                     Howard Foster
                              Trustee




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